Exhibit 10.1

CONFIDENTIAL GENERAL RELEASE

This CONFIDENTIAL GENERAL RELEASE (“Agreement”) is entered into by and between FEDERAL HOME LOAN BANK OF ATLANTA, a corporation organized under the laws of the United States, with its principal office and place of business in Atlanta, Georgia (hereinafter “Bank”), and ROBERT S. KOVACH (hereinafter “Employee”), the parties to this Agreement.
WHEREAS, the parties desire to enter into a confidential written agreement embodying their mutual understandings and promises concerning the terms and conditions of Employee’s separation of employment from the Bank; and
NOW, THEREFORE, for and in consideration of the promises and the mutual covenants set forth below, the parties agree as follows:
1. Separation from Employment. The parties agree that, effective November 5, 2021, Employee’s employment with the Bank will terminate such that Employee will no longer serve in any employment capacity for the Bank. Except as specifically provided herein, Employee’s rights and benefits as an employee of the Bank cease effective November 5, 2021. Employee has been paid all wages and compensation due as an employee of the Bank on the next regularly scheduled pay period that occurred after November 5, 2021. All accrued, unused annual leave, equal to 233.4 hours, or Forty-Seven Thousand, Four Hundred Ninety-Nine Dollars and 14/100 Cents ($47,499.14), shall be transmitted on or before December 31, 2021. Employee shall be reimbursed Fifteen Thousand Dollars and no/100 Cents ($15,000.00) for financial planning assistance submitted for reimbursement by Employee prior to Employee’s last day with the Bank and due and payable under the Bank’s benefit program applicable to Employee.
2. Payment and Benefits. In addition to the amounts referenced above in Section 1, the Bank agrees to pay Employee (a) a lump sum gross amount of Four Hundred, Thirty-Five Thousand, Six Hundred and Twenty-Seven Dollars and no/100 Cents ($435,627.00), less all deductions required by state and federal law, 80% of which is tendered to Employee in exchange for his waiver of claims under the Age Discrimination in Employment Act; (b) a lump sum gross amount of One Hundred, Seventy Nine Thousand Eighty-Eight Dollars and 47/100 Cents ($179,088.47), less all deductions required by state and federal law, representing all amounts payable to Employee for the calendar year 2021 under the Bank’s Annual Incentive Plan (the “Plan”); and (c) a lump sum gross amount of Two Hundred, Seventy-Four Thousand, Two Hundred Twelve Dollars and 25/100 Cents ($274,212.25), less all deductions required by state and federal law, representing all amounts payable to Employee for Deferred Incentives (as defined in the Plan). Employee acknowledges that he is not otherwise entitled to this amount, and that no other amounts shall be due and payable to Employee under the Plan. The entire amount of such payments (less required deductions) shall be transmitted to Employee on or before December 31, 2021. These payments will not be taken into account in determining Employee’s rights or benefits under any other program, except as otherwise required by applicable law.
3. Entire Amount Due. The foregoing payments in Section 2 above constitute the entire amount of money due and payable to Employee under this Agreement. Employee agrees not to seek any further compensation or relief for any claim, damage, cost, expense, or attorney’s fees in connection with the matters encompassed by this Agreement. Employee acknowledges that he would not otherwise be entitled to the foregoing payments and that such payments are only available as part of this Agreement.
4. Benefit Programs. Employee waives future coverage and benefits under all Bank disability programs, but this Agreement does not affect Employee’s eligibility for other Bank medical, dental, life insurance, retirement, and benefit plans for which Employee may be eligible. Whether Employee signs this Agreement or not, Employee understands that his rights and continued participation in those plans will be governed by their terms, and that Employee generally will become ineligible for them on or shortly after his termination date, after which time Employee may be able to purchase continued coverage under certain of such plans at Employee's own expense.

5. Claims Not Released. This Agreement does not release any claims that the law does not permit Employee to release.
6. Release and Waiver of Claims.
(a) Except for the claims contemplated by Section 5 above, this Agreement releases all known and unknown claims of any kind that Employee has or may claim to have against the Bank, its current or former owners, parents, subsidiaries, and affiliates, and their current or former employees, officers, directors, insurers, attorneys, or agents, and any related parties (collectively, “Released Parties”) arising from facts, occurrences, acts or omissions occurring on or before the date of this Agreement, and further releases the Released Parties from all contractual obligations, other obligations and liability, except for any obligations expressly stated to be preserved by this Agreement, that any Released Party may owe to Employee. The waiver of claims, obligations, and liability under this Agreement shall include, but is not limited to, any claims, obligations or liability arising out of Employee’s employment with and termination from the Bank under federal or state laws governing employment, including, but not limited to, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, and any other federal, state or local statute, rule, ordinance, common law, or regulation, and any and all other claims, obligations or liability arising under any employee handbook, policy manual, or contract, or any documents outlining terms and conditions of Employee’s employment, as well as any and all claims in tort or contract.
(b) In consideration for the additional benefits provided for herein to which Employee is not otherwise entitled, Employee specifically and expressly voluntarily releases and waives any and all known and unknown claims arising under the ADEA that Employee has or may claim to have against the Bank or any Released Parties.
7. Promise Not to Litigate Released Claims.
Employee promises never to pursue any claim that he has released by signing this Agreement, whether by means of a lawsuit, arbitration, or otherwise and whether as a named plaintiff, class member, or otherwise. Employee agrees to promptly dismiss or withdraw from any such action that is currently pending or becomes pending after the date of this Agreement. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. However, based on Employee’s release of claims set forth in Section 6 of this Agreement, Employee understands and agrees that Employee is releasing all claims and causes of action that Employee might personally pursue or that might be pursued in Employee’s name and, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain injunctive relief that is personal to Employee in connection with such claims and causes of action.
8. No Other Claims. Employee represents that he has not filed, nor assigned to others the right to file, any complaints, charges or lawsuits against Released Parties with any governmental agency or any court.
9. Non-Admission of Liability or Wrongful Conduct. This Agreement shall not be construed as an admission by any party hereto of any liability or acts of wrongdoing, nor shall it be considered to be evidence of such liability or wrongdoing.
10. Non-disparagement. Employee has not and will not make any oral or written statements including but not limited to written statements on the internet or other forms of social media, or take any other actions which disparage, criticize or call into question the Bank’s management or practices, officers, directors, or employees, or which could reasonably be foreseen to damage the Bank's good reputation or impair the Bank’s normal operations. Employee acknowledges that a written or oral statement prohibited by this Section made by him to a third party and reproduced by that third party will constitute a breach of this agreement by Employee, and such breach will be subject to the liquidated damages identified in Section 12(f) of this Agreement. Neither this Section nor any other provision in this Agreement, however, shall prohibit Employee from providing truthful testimony in response to a subpoena or a court order, or from providing truthful information to a Government Agency. Similarly, this Section is not intended to in any way limit Employee’s rights to file a Government Agency charge as set forth in Section 7 above.
11. Return of Information and Other Property. On the effective date that Employee’s employment with the Bank is terminated, or at any time Employer so demands, Employee shall return to the Bank all Bank documents (and all copies thereof) and other Bank property in Employee’s possession, custody, or control at any time, including, but not limited to, Bank files, data, databases, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, customer identity information, financing information, loan information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody trade secrets or confidential information of the Bank (and all reproductions thereof), except Employee may retain his Bank issued iPhone, iPad and laptop. Employee shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilations or other representations of such information or things or their contents. By executing this Agreement, Employee warrants and agrees that Employee has already returned all such information and material to the Bank, all of which Employee acknowledges is the Bank's sole property.
12. Confidentiality and Damages for Breach.

(a) Employee represents and warrants that he has kept and will keep completely confidential: the nature and circumstances of his separation from the Bank; all information of a private, confidential or proprietary nature obtained during employment with the Bank; the nature and content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to Employee, and all terms of this Agreement. Notwithstanding the foregoing, to the extent that any applicable mandatory provision of law gives Employee an unwaivable right to communicate confidential information to a Government Agency, such communication is permitted under this Agreement.
(b) Excepted from Section 12(a) for Employee shall be: (i) disclosure under seal in an arbitration to enforce this Agreement, but even then only the paragraph(s) at issue in the proceeding; (ii) counsel and tax advisors to him for the purpose of complying with tax laws and regulations for the preparation and filing of the current year’s tax return; and (iii) his spouse or immediate family members. Prior to disclosing any information permitted by the preceding sentence, Employee must obtain the agreement by the person or entity permitted hereunder to maintain the information as confidential. Any breach of this confidentiality agreement by any person or entity shall be deemed a breach by Employee. Also excepted from Section 12(a) for Employee shall be disclosures to the Georgia Department of Labor of the amounts paid to Employee under this Agreement to the extent necessary to apply for unemployment insurance benefits for Employee.
(c) Employee and his agents shall not under any circumstances bring to the attention of, solicit or otherwise encourage any person or entity, to solicit or otherwise encourage any inquiry into the fact, nature, and/or content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to Employee, and/or any of the terms of this Agreement. If contacted or asked by any person or entity as to the status of the Agreement, the disposition, nature, or content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to Employee, and/or any of the terms of this Agreement, Employee agrees that he will say only that “I will not comment.”
(d) Employee agrees that he will not solicit or otherwise encourage any person or entity to seek this Agreement or the terms of this Agreement in any proceeding, agency investigation, litigation or arbitration. Likewise, Employee will not voluntarily participate in any proceeding, litigation or arbitration against the Bank. Should Employee receive an enforceable subpoena or an enforceable court order, he agrees to provide the Bank with prompt notice; and in no event shall such notice be delivered to the Bank later than two (2) days after receipt by Employee, providing the

Bank with the opportunity to object to and/or be present at or participate in the proceeding. Employee agrees to fully cooperate with the Bank in opposing any effort by any person or entity to obtain this Agreement or its terms and to refrain from responding or otherwise participating with respect to the disclosure of this Agreement or its terms until a Court of competent jurisdiction has ruled on the Bank’s and Employee’s joint objections. Nothing in this Paragraph shall require Employee to disobey a final Court or other final enforceable order to produce this Agreement or disclose its terms.
(e) Any disclosure of the terms of this Agreement by Employee or anyone permitted hereunder to any person or entity not permitted by this Agreement shall be deemed a violation by Employee of this Agreement and subject to the damages articulated in Section 12(f) of this Agreement.
(f) In addition to any other remedies or relief that may be available, Employee agrees that the Bank will be irreparably harmed by any actual or threatened violation of Sections 10, 11 and 12(a) – 12(e) of this Agreement, and that the Bank will be entitled to an injunction prohibiting Employee from committing any such violation. Employee agrees that damages to the Bank arising from a breach of this Agreement are likely to be difficult to quantify, and therefore agrees that if an arbitrator determines that there has been a breach of this Agreement by Employee, the Bank will necessarily have suffered some injury and will be entitled to liquidated minimum damages in the amount of fifteen percent (15%) of the amount paid by the Bank to Employee, unless the Bank proves greater damages. Employee agrees that the amount set forth as liquidated damages is not a penalty, but is instead a minimum amount of damages for a breach of this Agreement. Employee is solely liable and responsible for his/her breach of the Agreement. The amount shall be payable to the Bank. In addition, if an arbitrator finds that Employee breached any of the confidentiality provisions, Sections 12(a) – 12(e), Employee agrees to pay the reasonable attorneys’ fees each harmed entity incurred in bringing the action.
13. Agreement to Cooperate. Employee agrees to cooperate with the Bank in any pending or future matters, including without limitation any litigation, investigation, or other dispute,

in which Employee, by virtue of Employee’s prior employment with the Bank, has relevant knowledge or information; provided, however, that the Bank agrees to pay reasonable attorney’s fees and other costs resulting from the Bank’s request.
14. Limited Reference. Unless otherwise authorized in writing by Employee, the Bank agrees that in the event it receives an inquiry concerning Employee’s employment with the Bank, directed to a person with responsibility for responding to requests for employee references, it will verify only Employee’s job title(s) and dates of employment. Notwithstanding the foregoing, Employee acknowledges that the Bank may disclose any information to any governmental authority as permitted by applicable law.
15. Complete Agreement. This Agreement is the entire agreement relating to the termination of Employee’s employment with the Bank and any claims or future rights that Employee might have with respect to the Bank and the Released Parties. This Agreement only may be amended by a written agreement that the Bank and Employee both sign.
16. Choice of Law. This Agreement shall be interpreted and applied under the laws of the State of Georgia, and is binding upon the parties hereto, their officers, managers, heirs, successors, personal representatives, and assigns.
17. Severability Provision. Should any provision of this Agreement (other than Section 6) be declared or determined by any Court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement and the remaining parts, terms, or provisions shall remain in effect.
18. Future Employment. Employee acknowledges that Employee was not told by the Bank that it or any Released Party will ever rehire Employee in exchange for agreeing to sign this Agreement.
19. Confidential Arbitration of Disputes. Employee and Bank agree to resolve any disputes arising in connection with this Agreement through confidential, final and binding arbitration. Employee also agrees to resolve through final and binding arbitration any disputes

Employee may have with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted according to standards consistent with federal law and the rules set forth by a mutually agreed upon arbitration provider, or if none is agreed upon, by the American Arbitration Association under the AAA’s Employment Rules. Any arbitration will be conducted in Atlanta, Georgia. The Bank will be responsible for paying the cost of any filing fee and the fees and costs of the Arbitrator and the arbitration; provided, however, that if Employee is the party initiating the claim, he or she is responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state of Georgia, city of Atlanta. Each party will pay for its own costs and attorney's fees, if any. The parties acknowledge that all claims for damages and other relief available to the parties in a court of law will be available to be awarded by the arbitrator. Either party may seek an injunction to enforce specific performance or prevent breach of this Agreement in any court of competent jurisdiction in Atlanta, Georgia. This agreement to arbitrate does not apply to government agency proceedings. By agreeing to this Agreement, Employee understands that Employee is waiving Employee's right to a jury trial.
20. Employee Voluntary and Informed Consent.
(a) Employee acknowledges that Employee is of sound mind and mental capacity, is capable of reading and understanding the terms of this Agreement, and that Employee enters into this Agreement voluntarily, under no compulsion or coercion, and with full knowledge and understanding of its terms and consequences.
(b) Employee acknowledges that Employee has been advised in writing to consult with an attorney prior to executing this Agreement and has had the opportunity to do so.      (c) Employee acknowledges that Employee has had 21 days to review and consider this Agreement and has taken advantage of that period to review to the full extent Employee felt necessary. The parties further agree that any changes to the terms or conditions of this Agreement (whether material or immaterial) shall not restart the running of such twenty-one (21) day period. If Employee accepts this Agreement before the expiration of such 21-day period, Employee acknowledges, as evidenced by Employee’s signature below, that Employee has knowingly and voluntarily waived his right to consider the Agreement for twenty-one (21) days and accepts such lesser time as Employee utilized. Employee promises and guarantees that Employee’s waiver of the full twenty-one (21) day period was not induced by any fraud, misrepresentation, or a threat to withdraw or alter this Agreement prior to the expiration of the twenty-one (21) day period by the Bank. Employee further acknowledges that Employee has the right to revoke a waiver of claims pursuant to the ADEA within seven (7) days of his/her execution of this Agreement. Employee acknowledges that in the event of revocation, the Bank will pay only 20% of the figure set forth in Paragraph 2(a) of this Agreement.
(d) Employee acknowledges that when Employee decided to sign this Agreement, Employee was not relying on any representations that were not contained in this Agreement.
(e) Employee acknowledges that Employee is intentionally releasing claims that Employee may not know that Employee has and that, with hindsight, Employee might regret having released.
21. Revocation. For a period of seven (7) days following the execution of this Agreement, Employee may revoke his or her waiver of ADEA claims under this Agreement by delivering written notice of revocation to Dawn Gehring, Senior Vice President, Chief Human Resources Officer, 1475 Peachtree Street, N.E. Atlanta, Georgia 30309, for receipt on or before such seventh day. This Agreement shall not become effective or enforceable until the seven-day revocation period has expired.
22. Representations & Promises.
(a) Employee acknowledges that Employee has not suffered any job-related wrongs or injuries, such as any type of discrimination or any physical or emotional harm, for which Employee might still be entitled to compensation or relief in the future, and Employee has not been denied any compensation owed by the Bank for time worked. Employee acknowledges that Employee has properly reported all hours worked, and upon payment of the amounts provided in the last sentence of Section 1 hereof, has been paid and/or has received all leave (paid or unpaid), compensation, wages, overtime, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other compensation, wages, overtime, bonuses, commissions and/or benefits are due to Employee from the Bank or any Released Party, except as otherwise required by applicable law.
(b) Employee acknowledges that if Employee did not think that any representation that Employee made in the Agreement was true, or if Employee initially was uncomfortable making it, that Employee resolved all doubts and concerns before signing the Agreement. Employee further acknowledges that the Bank relied on the representations made by Employee when signing this Agreement and would not have signed this Agreement but for Employee's promises and representations.
(c) Employee acknowledges that the Bank may improve employee benefits or pay to its existing employees in the future.
(d) Employee acknowledges and agrees that all aspects of this Agreement, including without limitation, the Bank’s obligations pursuant to Section 2 hereunder, are subject in all respects to the provisions of applicable law, including without limitation, the Federal Home Loan Bank Act and the effective orders, rules and regulations of the Federal Housing Finance Agency and its predecessors.
(e) Employee hereby agrees to be responsible for the payment of any taxes or penalties imposed by the Internal Revenue Service, Department of Revenue, or any Government Agency respecting any payment and/or benefit provided him under this Agreement (other than for the avoidance of doubt, any tax and/or contributions deducted or withheld by Employer in paying sums to Employee). Employee further agrees to hold harmless and to indemnify Employer on an ongoing basis against any claim or demand which is made by any competent taxation authority against Employer respecting any such payment and/or benefit provided him under this Agreement, including any related interest or penalties imposed by any competent taxation authority.
23. Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

BEFORE SIGNING THIS AGREEMENT, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. YOU ARE ALSO ADVISED AND ENCOURAGED TO DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE). YOU HAVE UP TO TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT.

BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING KNOWN AND UNKNOWN CLAIMS WHICH MAY BE LEGALLY WAIVED, INCLUDING KNOWN AND UNKNOWN ADEA CLAIMS.

YOU HAVE UP TO SEVEN (7) DAYS AFTER YOU SIGN THIS AGREEMENT TO REVOKE THE ADEA WAIVER. IF YOU REVOKE THE ADEA WAIVER, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE PAYMENTS AND BENEFITS DESCRIBED IN THAT PORTION OF THIS AGREEMENT

EMPLOYEE

/s/ Robert S. Kovach DATE: 11/26/21

FEDERAL HOME LOAN BANK OF ATLANTA

By: /s/ Dawn Gehring DATE: 12/20/21
Name/Title:    Dawn Gehring
Chief Human Resources Officer

By: /s/ Petrina Benton DATE: 12/20/21
Name/Title:    Petrina Benton
Director of Human Resources